EXHIBIT 11.1

                           SIERRA MONITOR CORPORATION

                       NET EARNINGS PER SHARE COMPUTATIONS

                                   (unaudited)


                                                     (All amounts in thousands except per share data)

                                                     Three Months Ended            Six Months Ended

                                                     June 30,    June 30,         June 30,    June 30,
                                                     --------    --------         --------    --------
                                                       1996       1995             1996         1995
                                                      ------     ------           ------       ------

Weighted average shares outstanding

          Common Stock                                10,322     10,271           10,300       10,259

          Common Stock equivalents -
                options                                  415        316              386       (note)
                                                      ------     ------           ------       ------

          Total weighted average shares
                outstanding                           10,737     10,587           10,686       10,259
                                                      ======     ======           ======       ======

Net income (loss)                                      $  88      $   7            $  20       $ (16)
                                                      ======     ======           ======       ======

Net income (loss) per share                            $0.01      $0.00           $ 0.00       $ 0.00
                                                      ======     ======           ======       ======

Note: Common stock equivalents were excluded from the net loss per share computations due to the antidilutive effect.